Exhibit 99.1

Financial Institutions, Inc.

FOR IMMEDIATE RELEASE

Financial Institutions, Inc. Appoints Dawn H. Burlew to
Board of Directors

WARSAW, NY – November 20, 2017 – Financial Institutions, Inc. (NASDAQ:FISI) (the “Company”), the parent company of Five Star Bank, Scott Danahy Naylon, LLC and Courier Capital, LLC, today announced that it has increased the size of its board of directors from eleven members to twelve. The Company’s board of directors has appointed Dawn H. Burlew to fill the vacancy.

“We are very pleased to add Dawn Burlew to our board of directors,” said Robert N. Latella, Chairman. “She brings an in-depth understanding of economic development in New York’s Southern Tier, an important market within our overall footprint, along with strong relationships with businesses and community members in that region. She has worked at Corning Incorporated for more than 30 years, gaining valuable corporate experience. In addition, she is committed to giving back to the communities in which she lives and works, as demonstrated by the long list of her current and past community board memberships. We welcome Dawn to our board and look forward to benefitting from her knowledge, experience and viewpoint.”

Ms. Burlew is the Director of Business Development at Corning Enterprises, a division of Corning Incorporated. She has served in this role since 2008, leading business and economic development in Corning’s central business district, as well as several local and regional communities, by providing business and economic strategic planning to drive growth and regional economic sustainability. Previously she was Corporate Real Estate Portfolio Manager for Corning, managing global real estate transactions and real estate project management in excess of $200 million annually. Her primary focus in this role was the development of strategies to optimize resources and processes for more than 200 properties worldwide.

Ms. Burlew also serves as Supervisor for the Town of Erin. She resides near Corning, NY and is a member of several not-for-profit boards including: Chemung County Industrial Development Agency, Southern Tier Economic Growth (STEG), Incubator Works, Project Seneca Steering Committee, I-86 Steering Committee, Chemung County Property Development Corp., Southern Tier Regional Economic Development Council Loan Fund, Corning’s Gaffer District, Corning Area Chamber of Commerce and Bethany Village. She also serves as Board Treasurer and member of the Executive & Finance Committee of the Guthrie Corning Hospital Board and as Board Chair for the Regional Economic Development and Energy Corporation (REDEC).

About Financial Institutions, Inc.

Financial Institutions, Inc. provides diversified financial services through its subsidiaries Five Star Bank, Scott Danahy Naylon, LLC (“SDN”) and Courier Capital, LLC (“Courier Capital”). Five Star Bank provides a wide range of consumer and commercial banking and lending services to individuals, municipalities and businesses through a network of more than 50 offices throughout Western and Central New York State. SDN provides a broad range of insurance services to personal and business clients across 45 states. Courier Capital provides customized investment management, investment consulting and retirement plan services to individuals, businesses, institutions, foundations and retirement plans. Financial Institutions, Inc. and its subsidiaries employ approximately 650 individuals. The Company’s stock is listed on the Nasdaq Global Select Market under the symbol FISI. Additional information is available at www.fiiwarsaw.com.

For additional information contact:

Shelly J. Doran
(585) 627-1362
sjdoran@five-starbank.com